EXHIBIT 10.33
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                                    AGREEMENT
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         This Agreement is made and entered into the 25th day of May, 2000 by and between Valueflash.Com, Inc., a Delaware corporation with an office at 250 West 57th Street, New York, New York 10019 ("V-Flash) Value Flash Japan Inc., a Japanese corporation with offices at 5th Floor, Meguro Kowa Building, 14-9 Karni-Osaka 2 chome, Shingawa-ku, Tokyo, JAPAN ("VFJAPAN").

         1. (a) VFJAPAN will pay an initial agency fee of US$1,000,000 payable as follows: US$500,000 within 75 days from the execution hereof, US$250,000 by no later than August 21, 2000, and US$250,000 by no later than November 20, 2000. Payment is to be made by certified or bank check (drawn on a United States bank) or wire transfer of available funds.

              (b) VFJAPAN will pay an annual fee as follows:
                        US$1,000,000 for 20001
                        US$2,000,000 for 2002
                        US$3,000,000 for 2003
                        US$4,000,000 for 2004
                        US$5,000,000 for 2005
                        US$5,000,000 for each year thereafter

Each such annual fee is payable in two equal payments no later than July 10 and December 31 of each such year. Payment is to be made by certified or bank check (drawn on a United States bank) or wire transfer of available funds.

In the event that VFJAPAN becomes listed on a stock exchange in Japan, then, during the period in which VFJAPAN continues to be listed, the annual fee requirement terminates as of the date of such listing, with a payment of the annual fee for the period up to such listing to be prorated on a daily basis against the year in which the listing takes place and being payable upon such closing.

         2. VFJAPAN shall have the right to make, have made, render services in relation to, distribute or otherwise deal with, exclusively in Japan, any and all products which are, or will be, developed, acquired or otherwise dealt with by V-Flash currently or in any future, including without limitation the V-Flash module and the Value Flash Solution, ("V-Flash Products"), under any and all patent applications or issued patents in the United States of America and/or Japan owned or controlled by V-Flash and any and all technology, know-how, trade secret, data and other confidential and/or proprietary information developed or acquired by V-Flash relating to the V-Flash Products (collectively, "V-Flash Technology"). For avoidance of doubt it is confirmed by both parties that the services to be rendered by VFJAPAN in relation to the V-Flash Products include hosting, graphic design and client data base management in connection with the V-Flash Technology (collectively, "V-Flash Hosting Services"). Software maintenance is the responsibility of, and will be rendered by, V-Flash. It is further agreed by both parties that any doubt about the scope of the exclusivity for the VFJAPAN's dealing with the V-Flash
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Products will be solved through a good faith discussion of both parties to the maximum benefit enjoyable mutually.

         3. V-Flash will provide training for VFJAPAN's personnel at the V-Flash offices (each such company will be responsible for the costs and fees incurred by their employees in connection with such training). VFJAPAN agrees to employ such employees in connection with the provision of V-Flash Hosting Services as will have the requisite skills and experience to be able to perform at high quality once trained. VFJAPAN agrees that it will not take any action in connection with the provision of V-Flash Hosting Services that will result in any actions or disrepute against V-Flash or any of the companies utilizing such services. Any and all initial and future capital requirements for VFJAPAN will not require a contribution by V-Flash and will not result in any dilution of V-Flash's interest in VFJAPAN.

         4. Twenty (20%) percent of shares of stocks of VFJAPAN will be acquired by V- Flash; however, VFJAPAN ensures that its other shareholders will not be able to sell, dispose, transfer, encumber, assign or otherwise alienate any of their eighty percent interest in VFJAPAN without the prior written consent of V-Flash. Provided, however, that VFJAPAN shall be able to increase its stocks by issuance of new stocks to be allotted to any of such other shareholders as VFJAPAN deems appropriate, and that V-Flash shall take any and all such actions of a shareholder as VFJAPAN necessary for implementation of said increase in stocks. Provided, further, that V-Flash's shareholding percentage in VFJAPAN shall not be diluted by any further issuance or offering by VFJAPAN of equity less than twenty (20%) percent of shares of stocks of VFJAPAN outstanding any time prior to the public listing of VFJAPAN. VFJAPAN will deliver monthly reports to V-Flash detailing the gross revenues collected, expenses paid and incurred, invoices and/or purchase orders sent or received and agreements entered into (all agreements will be based on business models and prices mutually agreed between VFJAPAN and V-Flash). Such reports will be delivered by no later than the fifteenth (15) day of the following month. VFJAPAN hereby grants to V-Flash the right to audit the books and records of VFJAPAN, upon two (2) business day's notice, in order to verify the accuracy and completeness of the monthly reports.

         5. Within five (5) business days from the execution of this Agreement V-Flash shall disclose or deliver most appropriate in the manner VFJAPAN for the purpose of licensing of the V-Flash Technology all such V-Flash Technology necessary for VFJAPAN to start up the business in relation to the V-Flash module and the V-Flash Solution in Japan, including rendition of the AV-Flash Hosting Services. It is explicitly agreed that the above disclosure of the V-Flash Technology shall include, without limitation, the disclosure and transfer of documents and materials titles of which are listed in the Appendix "List of V-Flash Technology initially disclosed". It is further agreed that V-Flash shall dispatch its qualified technicians to VFJAPAN's office to assist VFJAPAN in starting up above business for a period of time to be determined by V-Flash in its discretion, at the cost and expense of V-Flash, including without limitation expenses for airfares and hotel accommodations for such technicians. Thereafter, and from time to time, V-Flash shall disclose or deliver VFJAPAN such part of V-Flash Technology necessary for its continuation or further development of the business relating to the V-Flash Products. V-Flash shall keep VFJAPAN informed of any development of addition to or other changes in the V-Flash Products and/or the V-Flash Technology.

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         6.   (a) This Agreement shall be effective upon the date of execution of this Agreement and continue to be valid for a period of ten years (subject to early termination as provided for in this agreement) and shall be automatically renewed for another ten years unless either party gives to the other one year prior notice to not renew upon the end of the initial ten year period.

              (b) Either party may, at its option, terminate this Agreement for cause in the event the other party shall commit a material breach of this Agreement and shall fail to cure such breach within thirty (30) days of notice of such breach from the non-breaching party. After the end of the applicable cure period the party who has the right of termination may exercise its termination option by giving the breaching party written notice of at least fifteen (15) days of its election to terminate. Any termination of this Agreement shall not release the breaching party from any obligations incurred hereunder.

              (c) In the event that a party is subject to any proceeding under the bankruptcy laws or to the appointment of a receiver, trustee or liquidator of its business or substantially all of its assets and such proceeding, if involuntary, is not dismissed or discharged within ninety (90) days after such proceeding is instituted, or upon the liquidation, dissolution, or winding up of its business, then this Agreement shall be terminated in its entirety for cause upon a notice of at least fifteen (15) days in writing to that party from the party who is not bankrupt or insolvent.

              (d) VFJAPAN, shall be free to use and to register a license to use in a any trademark office in Japan any trademark for use with the V-Flash Products during the term of this Agreement.

              (e) The parties agree to abide by the U.S. laws and regulations governing exports and re-exports of the V-Flash Products and the V-Flash Technology or any other technology or software developed or disclosed as a result of this Agreement. The V-Flash represents and warrants to VFJAPAN that, as of the date of the execution of this Agreement, none of performance under this Agreement is subject to any restrictions which may be imposed by the United States laws and regulations governing exports and re-exports.

              (f) V-Flash represents and warrants to VFJAPAN that none of the V-Flash Products or the V-Flash Technology infringes any patent, copyrights or other proprietary rights of any third party.

         7. VFJAPAN may not assign any of its rights to any of V-Flash's competitor or potential rival, technology providers, nor to any person or entity who might bring disrepute to V-Flash (for example, a pornography site or a criminal). No permitted assignment may be made unless V-Flash receives no less than five (5) business days prior written notice of such assignment.

         8. All notices permitted, required or provided for this Agreement shall be made in writing , and shall be deemed adequately delivered if delivered by hand or by mailing of the notice in the [U.S.] mail, prepaid certified or registered mail, return receipt requested, or by

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priority overnight by a nationally recognized overnight courier service that regularly maintains records of its pick-ups and deliveries, or by facsimile followed by one of the other means of delivery, to the parties at their respective addresses as stated first above or to any other address designated by a party hereto by written notice of such address change, with a copy of any and all such notices to Moritt, Hock, Hamroff & Horowitz, LLP, 400 Garden City Plaza, Suite 202, Garden City, New York 11530 (facsimile number (516) 873-2010),
Attention: Steven A.Horowitz, Esq. and Koga & Partners, Suite 401, Shuwa Daini Shiba-koen 3 chome Bldg., 22-1, Toranomon 3 chome, Minato-ku, Tokyo, 105-0001,
Attention: Isomi Suzuki, Esq. Notices delivered personally shall be deemed communicated as of the date of actual receipt, mailed notices shall be deemed communicated as of the date five (5) business days after mailing, couriered or faxed notices as of the date two (2) business days after delivery to the courier or the faxing, as appropriate.

         9. This Agreement may not be modified or amended, except by an instrument in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

         10. Each of the parties hereto hereby agrees to execute and deliver any further instruments, certificates and documents as may be reasonably requested by any other party hereto to carry out the terms and conditions of this Agreement.

         11. Any term or provision of this Agreement which is invalid or unenforceable in any Jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

         12. This Agreement shall be interpreted, construed and performed, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York, without regard to any conflicts of law principles. Any legal action resulting from, arising under, out of connection with, directly or indirectly, this Agreement shall be commenced in the Federal or State Courts located in the State of New York, County of Nassau, if initiated by VFJAPAN or the Japanese District Court located in Tokyo, if initiated by V-Flash. All parties to this Agreement hereby submit themselves to the jurisdiction of any such court, and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given under this Agreement.

         13. The parties hereby agree that any remedy at law for a violation of any of the provisions of this Agreement is not, in itself, adequate to protect the parties hereto, and each party therefore shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce his or its rights hereunder or any other relief a court may award.

         14. Any waiver of any of the provisions of this Agreement, or of any inaccuracy in or non-fulfillment of any of the representations, warranties or obligations hereunder contemplated

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hereby, shall not be effective unless made in writing and signed by the party against whom the enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act, omission or breach, and shall not be effective as to any further or subsequent act, omission or breach, regardless of whether they be of the same or similar nature.

         15(a). This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related or unrelated third party.

         (b). All exhibits and schedules attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as those set forth herein, and all references herein to the terms this Agreement, hereunder, herein, hereby and hereto shall be deemed to refer to this Agreement and to all such writings.

         16. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers thereunto duly authorized, the day and year herein written.


VALUE FLASH.COM, INC.                           VALUE FLASH JAPAN, INC.

By _____________________                        By _____________________

Name____________________                        Name____________________

Title___________________                        Title___________________


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